EXHIBIT 3

PROMISSORY NOTE

US $62,548,000	January 24, 2018

FOR VALUE RECEIVED, the undersigned Amandla MK Trust u/a dated January 17, 2018, Patrick Beans, Trustee and The Bryn Mawr Trust Company of Delaware, as Administrative Trustee (the “Borrower”), whose address is 709 Pier 2, Lincoln, NE 68528, hereby promises to pay to the order of Michael D. Hays, a Nebraska resident (the “Lender”), at 5104 Deer Haven Court, Eagle NE 68347, or at such other place or to such other person as may be designated in writing to the Borrower by the Lender or by Lender’s successors and assigns as holder of this Note or, if this Note has then been endorsed, the endorsee of this Note (the Lender, said successors and assigns, and any such endorsee being hereinafter referred to collectively as the “Holder”), a sum equal to SIXTY-TWO MILLION FIVE HUNDRED FORTY-EIGHT THOUSAND DOLLARS ($62,548,000) (such amount being referred to herein as the “Principal Amount”), together with interest on the unpaid balance thereof at the rate hereinafter set forth, on the following terms and conditions.

1.            Interest Rate; Payment of Interest.  Interest shall accrue on the outstanding balance of the Principal Amount at a rate of 2.59%  per annum, compounded annually.  Accrued interest shall be due and payable annually in arrears commencing on January 23, 2019, and continuing on each January 23 thereafter until the Maturity Date (as defined in the Section below).

2.            Maturity Date; Payment of Principal.  The entire unpaid principal balance of this Note, all accrued but unpaid interest thereon and all other charges payable by Borrower in connection with this Note, if not sooner paid, shall be and become due and payable in full on January 23, 2038 (the “Maturity Date”).

3.            Prepayment.  The outstanding principal balance of this Note and accrued interest hereon may be prepaid in whole or in part at any time prior to the Maturity Date, without premium or penalty.

4.            Method of Payment.  All payments to be made hereunder shall be made in lawful currency of the United States of America.

5.            Default.  The entire balance of this Note, together with all accrued but unpaid interest thereon and all other charges payable by Borrower in connection herewith, shall be and become immediately due and payable by Borrower to Holder, at the option of Holder, upon the occurrence of any of the following events; provided, however, that Holder shall have given Borrower notice, in the manner provided below, of the occurrence of such event (an “Event of Default”) with a demand for immediate remedy thereof and Holder shall have failed for ten (10) business days after the date of such notice to cure the default:

(i)            Failure by Borrower to pay any sum required to be paid hereunder within five (5) days after such sum becomes due and payable;

(ii)           Failure by Borrower to observe or perform any other covenant, obligation, undertaking or agreement on the part of Borrower to be observed or performed under this Note; or

(iii)         There shall have occurred an event of default on the part of Borrower under the pledge and security agreement of even date herewith by and between Lender and Borrower (the “Security Agreement”).

6.            Costs of Enforcement.  The Borrower shall pay to the Holder on demand the amount of any and all expenses incurred by the Holder in enforcing Holder’s rights hereunder, or as the result of a default by the Borrower in performing Borrower’s obligations under any provision of this Note, including without limitation, the expense of collecting any amount owed hereunder and of any reasonable attorneys’ fees and expenses incurred in connection with such default.

7.            Borrower’s Waiver of Certain Rights.  The Borrower hereby waives any and all exemption rights which Borrower holds at law or in equity with respect to the debt evidenced by this Note, and any and all rights to have or receive any presentment, protest, demand and notice of dishonor, protest, demand and nonpayment as a condition to the Holder’s exercise of any of his rights under this Note.

8.            Rights Cumulative.  Any and all rights and remedies of Holder under this Note and the Security Agreement and under applicable law are cumulative and are not alternative.  Failure of the Holder at any time or from time to time to exercise any such rights and/or remedies shall neither constitute a waiver thereof nor bar the future exercise of any such rights and/or remedies.

9.            Security.  Payment of this Note is secured by the Security Agreement.

10.            No Usury.  In the event that any payment under this Note shall cause the aggregate payments hereunder to exceed the amount permitted by applicable usury law, then such payment shall be reduced to the maximum amount permitted by such law, and the excess shall be applied in reduction of the principal amount hereof.  In the event that any such excess exceeds the principal amount, the amount of such excess over the principal amount shall be refunded to Borrower.  Subject to the foregoing, payments hereunder shall be credited first to any costs payable under Section 6 or other provisions hereof, then to accrued and unpaid interest and then to principal.

11.            Notice.  All notices required or permitted under this Note shall be in writing and shall be sufficient if given in the manner described in the Security Agreement.

12.            Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.  Borrower hereby (i) agrees that any suit arising out of or relating to the indebtedness evidenced by this Note may be brought in a court of record of the State of Delaware or in the courts of the United States of America located in such jurisdiction; (ii) consents to the non-exclusive jurisdiction of each such court in any such suit; (iii) waives any objection which Borrower may have to the laying of venue of any such suit in any of such courts; (iv) agrees that service of process in connection with any such suit will be sufficient by mailing a copy of the summons to Borrower’s address by registered or certified mail return receipt requested and with postage prepaid; and (v) waives any right to a trial by jury in any suit arising out of or relating to the indebtedness evidenced by this Note.

13.            Binding Effect.  This Note shall be binding upon, and inure to the benefit of and be enforceable by, the respective personal representatives, executors, heirs, successors in interest and/or assigns of the parties hereto (as applicable).

14.            Modification, Amendment or Waiver.  No modification or amendment of any term or terms of this Note shall be effective unless in writing and signed by the parties hereto.  No waiver of any term or terms hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

15.            Interpretation.  When the context indicates that such is the intent, words in the singular number shall include the plural and vice versa, and words of one gender shall include all genders.  Captions herein are employed for convenience of reference only and in no way define, limit or expand the scope of the terms of this Note.  Time is of the essence with respect to the performance by Borrower of each and every term hereof.

16.            Severability.  If any provision of this Note is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective while this Note remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of the document a provision that is legal, valid and enforceable, and as similar in terms to such illegal, invalid or unenforceable provision as may be possible, giving to Note the maximum protection available.

17.            Counterparts and Effectiveness.  This Note may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  This Note may be executed by facsimile or electronically transmitted signature, and shall be binding upon any party who so executes.

[signature page follows]

IN WITNESS WHEREOF, Borrower has executed this Note under seal effective as of the date first above written.

AMANDLA MK TRUST u/a dated January 17, 2018

/s/ Patrick E. Beans
PATRICK BEANS, Trustee

THE BRYN MAWR TRUST COMPANY OF DELAWARE, as Administrative Trustee

/s/ Robert W. Eaddy
By: ROBERT W. EADDY, President

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